Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER 2015 EARNINGS

▪	Fourth quarter pretax income of $15.8 million
▪	Fourth quarter net income of $9.0 million, or $0.29 per diluted share
▪	Full year pretax income increased 18% to $61.4 million
▪	Full year net income increased 18% to $34.7 million, or $1.10 per diluted share
▪	New contract purchases of $269 million for the fourth quarter
▪	Total managed portfolio increases to $2.03 billion from $1.94 billion at September 30, 2015

LAS VEGAS, NV, February 23, 2016 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $9.0 million, or $0.29 per diluted share, for its fourth quarter ended December 31, 2015. This compares to net income of $8.0 million, or $0.25 per diluted share, in the fourth quarter of 2014, representing a 16.0% increase in diluted earnings per share.

Revenues for the fourth quarter of 2015 were $95.3 million, an increase of $11.8 million, or 14.2%, compared to $83.5 million for the fourth quarter of 2014. Total operating expenses for the fourth quarter of 2015 were $79.5 million, an increase of $10.4 million, or 15.1%, compared to $69.1 million for the 2014 period. Pretax income for the fourth quarter of 2015 was $15.8 million compared to pretax income of $14.3 million in the fourth quarter of 2014, an increase of 10.0%.

For the year ended December 31, 2015 total revenues were $363.7 million compared to $300.3 million for the year ended December 31, 2014, an increase of approximately $63.4 million, or 21.1%. Total expenses for the year ended December 31, 2015 were $302.3 million, an increase of $54.3 million, or 21.9%, compared to $248.0 million for the year ended December 31, 2014. Pretax income for the year ended December 31, 2015 was $61.4 million, compared to $52.2 million for the year ended December 31, 2014. Net income for the year ended December 31, 2015 was $34.7 million, an increase of 17.5%, compared to $29.5 million for the year ended December 31, 2014.

During the fourth quarter of 2015, CPS purchased $269.2 million of new contracts compared to $287.5 million during the third quarter of 2015 and $264.4 million during the fourth quarter of 2014. The Company's managed receivables totaled $2.031 billion as of December 31, 2015, an increase from $1.941 billion as of September 30, 2015 and $1.644 billion as of December 31, 2014.

Annualized net charge-offs for the fourth quarter of 2015 were 6.23% of the average owned portfolio as compared to 6.44% for the fourth quarter of 2014. Delinquencies greater than 30 days (including repossession inventory) were 9.53% of the total owned portfolio as of December 31, 2015, as compared to 7.18% as of December 31, 2014.

"We are pleased with our operating results for the fourth quarter and for the year 2015," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “Our managed portfolio is now in excess of $2 billion and we achieved our 17th consecutive quarter of increasing quarterly earnings. In addition, during the fourth quarter we added a third $100 million revolving credit facility with Credit Suisse and Ares, bringing our total short term funding capacity to $300 million.”

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Conference Call

CPS announced that it will hold a conference call on Wednesday, February 24, 2016, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between February 24, 2016 and March 2, 2016, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 49943840. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Interest income	$92,069	$79,652	$349,912	$286,734
Servicing fees	36	218	319	1,376
Other income	3,203	3,597	13,419	12,146
	95,308	83,467	363,650	300,256
Expenses:
Employee costs	16,671	14,732	59,556	50,129
General and administrative	5,212	4,772	20,160	19,254
Interest	16,036	12,833	57,745	50,395
Provision for credit losses	36,085	31,433	142,618	108,228
Other expenses	5,521	5,351	22,189	20,008
	79,525	69,121	302,268	248,014
Income before income taxes	15,783	14,346	61,382	52,242
Income tax expense	6,816	6,336	26,701	22,726
Net income	$8,967	$8,010	$34,681	$29,516

Earnings per share:
Basic	$0.35	$0.31	$1.34	$1.18
Diluted	$0.29	$0.25	$1.10	$0.92

Number of shares used in computing earnings per share:
Basic	25,774	25,470	25,935	25,040
Diluted	30,948	32,060	31,584	32,032

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$19,322	$17,859
Restricted cash and equivalents	106,054	175,382
Total cash and cash equivalents	125,376	193,241

Finance receivables	1,985,093	1,595,956
Allowance for finance credit losses	(75,603)	(61,460)
Finance receivables, net	1,909,490	1,534,496

Finance receivables measured at fair value	61	1,664
Deferred tax assets, net	37,597	42,847
Other assets	70,383	60,810
	$2,142,907	$1,833,058

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$29,509	$21,660
Warehouse lines of credit	196,461	56,839
Residual interest financing	9,042	12,327
Debt secured by receivables measured at fair value	–	1,250
Securitization trust debt	1,731,598	1,598,496
Subordinated renewable notes	15,138	15,233
	1,981,748	1,705,805

Shareholders' equity	161,159	127,253
	$2,142,907	$1,833,058

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014

Contracts purchased	$269.20	$264.37	$1,060.54	$944.94
Contracts securitized	102.10	269.93	880.33	901.07

Total managed portfolio	$2,031.14	$1,643.92	$2,031.14	$1,643.92
Average managed portfolio	2,000.10	1,605.04	1,847.94	1,422.87

Allowance for finance credit losses as % of fin. receivables	3.81%	3.85%

Aggregate allowance as % of fin. receivables (1)	5.06%	4.88%

Delinquencies
31+ Days	7.61%	5.46%
Repossession Inventory	1.92%	1.72%
Total Delinquencies and Repo. Inventory	9.53%	7.18%

Annualized net charge-offs as % of average owned portfolio	6.23%	6.44%	6.42%	5.83%

Recovery rates (2)	38.3%	42.7%	41.3%	46.0%

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	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2015		2014		2015		2014
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$92.07	18.4%	$79.65	19.9%	$349.91	18.9%	$286.73	20.2%
Servicing fees and other income	3.24	0.6%	3.82	1.0%	13.74	0.7%	13.52	1.0%
Interest expense	(16.04)	-3.2%	(12.83)	-3.2%	(57.75)	-3.1%	(50.40)	-3.5%
Net interest margin	79.27	15.9%	70.63	17.6%	305.91	16.6%	249.86	17.6%
Provision for credit losses	(36.09)	-7.2%	(31.43)	-7.8%	(142.62)	-7.7%	(108.23)	-7.6%
Risk adjusted margin	43.19	8.6%	39.20	9.8%	163.29	8.8%	141.63	10.0%
Core operating expenses	(27.40)	-5.5%	(24.86)	-6.2%	(101.91)	-5.5%	(89.39)	-6.3%
Pre-tax income	$15.78	3.2%	$14.35	3.6%	$61.38	3.3%	$52.24	3.7%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.

(2) Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3) Numbers may not add due to rounding.

(4) Annualized percentage of the average managed portfolio. Percentages may not add due to rounding.

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